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                                                                    Exhibit 23.1

                       Consent of Independent Accountants

We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-3 and related Prospectus of Parkway Properties, Inc. for the registration of $300,000,000 of its common stock, preferred stock and warrants to purchase preferred stock or common stock and to the incorporation by reference therein of our report dated January 31, 2003, with respect to the consolidated financial statements and schedule of Parkway Properties, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                                     Ernst & Young LLP

New Orleans, Louisiana
September 8, 2003